DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1999 AND DECEMBER 31, 1998

                                          March 31,      December 31,
                                            1999             1998
ASSETS

CASH AND CASH EQUIVALENTS                $  510,099       $  458,025
PROPERTY, NET                             2,797,165        2,914,449

INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             255,840          262,590

OTHER ASSETS                                 33,442           33,442

TOTAL                                    $3,596,546       $3,668,506

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  642,961       $  605,333


PARTNERS' EQUITY (DEFICIT):
     General Partners                       (78,246)         (77,150)
     Limited Partners                     3,031,831        3,140,323

  Total partners' equity                  2,953,585        3,063,173

TOTAL                                    $3,596,546       $3,668,506

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                         March 31,        March 31,
                                           1999             1998
REVENUES:
Rental Income                            $  487,135       $  447,309
Interest                                      1,556            1,836
     Total revenues                         488,691          449,145

EXPENSES:

Operating                                   284,245          254,454
General and administrative                   66,956           70,162
     Total expenses                         351,201          324,616

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             137,490          124,529
   EQUITY IN INCOME OF REAL ESTATE           25,649           24,789

NET INCOME                               $  163,139       $  149,318


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  161,508       $  147,825
    General partners                          1,631            1,493

TOTAL                                    $  163,139       $  149,318

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.73       $     6.16


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
BALANCE, JANUARY 1, 1998            ($  72,584)     $3,592,270   $3,519,686

NET INCOME                               1,493         147,825      149,318
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

BALANCE, MARCH 31, 1998               ($73,818)     $3,470,095   $3,396,277

BALANCE, JANUARY 1, 1999              ($77,150)     $3,140,323   $3,063,173

NET INCOME                               1,631         161,508      163,139
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

BALANCE, MARCH 31, 1999               ($78,246)     $3,031,831   $2,953,585


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                      March 31,         March 31,
                                        1999              1998

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 163,139        $149,318

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        117,283         117,283
     Equity in earnings of real
      estate joint venture               (25,649)        (24,789)
     Distributions from real
      estate joint venture                32,400          32,699
     Changes in assets and
      	liabilities:
     Increase in other assets                                (25)
     Increase(decrease)in liabilities     37,628          (4,767)

Net cash provided by
  operating activities                   324,801         269,720


CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (272,727)       (272,727)

NET INCREASE(DECREASE)IN CASH AND
   CASH EQUIVALENTS                       52,074          (3,007)

CASH AND CASH EQUIVALENTS:

     At beginning of period              458,025         399,704
     At end of period                  $ 510,099        $396,697


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1999, and for the periods ended March 31, 1999, and 1998 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at March 31, 1999, is as follows:

        Land                                 $  2,287,427
        Buildings and improvements              7,085,783
        Equipment                                  22,831
        Total                                   9,396,041
        Less: Accumulated Depreciation        ( 6,598,876)
        Property - Net                       $  2,797,165


3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the three months ended March 31, 1999, and 1998 is as follows:

                                   1999                    1998
     Revenue                     $192,777                $166,906
     Operating Expenses           107,281                  84,280
     Net Income                  $ 85,496                $ 82,626


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.